Supertex, Inc.	News Release
FOR IMMEDIATE RELEASE	Corporate Headquarters:
Dr. Henry C. Pao
President & CEO
408/222-8888

Supertex Reports Second Fiscal Quarter Results

Sunnyvale, CA (October 20, 2009) - Supertex, Inc. (NASDAQ GS: SUPX) today reported financial results for the second fiscal quarter ended September 26, 2009. Net sales for the second fiscal quarter were $15,875,000, a 17% increase compared to the prior quarter of $13,555,000 and a 32% decrease compared to $23,453,000 in the same quarter last year. On a GAAP basis, net income in the second fiscal quarter was $1,083,000, or $0.08 per diluted share, as compared with $905,000 or $0.07 per diluted share in the prior fiscal quarter and $4,549,000 or $0.35 per diluted share in the same fiscal quarter of the prior fiscal year.

For the first six months ended September 26, 2009, net sales were $29,430,000 compared to $46,204,000 for the same period of the prior fiscal year, and on a GAAP basis, net income was $1,988,000, or $0.15 per diluted share, as compared with $8,989,000, or $0.70 per diluted share, in the same period of the prior fiscal year.

Non-GAAP earnings per diluted share for the second fiscal quarter were $0.15, excluding pre-tax employee stock-based compensation of $835,000, compared to $0.13 in the prior quarter, excluding pre-tax employee stock-based compensation of $820,000, and $0.40 in the same quarter of the prior fiscal year, excluding pretax employee stock-based compensation of $676,000. For the six months ended September 26, 2009, non-GAAP net income per diluted share was $0.28, excluding pre-tax employee stock-based compensation of $1,655,000, as compared to $0.80 for the same period of the prior fiscal year, excluding pre-tax employee stock-based compensation of $1,344,000.

“I am happy to report that our sales in the second fiscal quarter were very strong, growing 17% sequentially, particularly in LED driver products for lighting and backlighting, medical electronics products, and electroluminescent (EL) driver products.  A flurry of rush orders for our LED and EL driver products were placed after Labor Day. We had to rush them through our wafer fab with overtime and expedite them through backend assembly and test in order to meet customer demand schedules,” stated Dr. Henry C. Pao, President and CEO. “We are very pleased that the migration of LCD TV backlighting from CCFL to LED has accelerated much faster than had been expected earlier this year. Our major customer has increased their 2009 LED TV sales estimates as well as next year’s estimates.  Other customers are ramping up as well. Our sales of LED driver products for general lighting applications have also increased. Demand for medical ultrasound products is also beginning to rebound, as sales grew 17% sequentially. Shipments of our EL inverter products, in anticipation of new cell phone launches, ramped up in the second fiscal quarter as well. For the third fiscal quarter, based on our bookings, we are forecasting our overall sales to be approximately $16,500,000 to $17,500,000. While we see sequential growth in nearly all of our standard product target markets, customer demand in our custom processing foundry service business is expected to be lower.  During the December quarter we’re planning a normal wafer fabrication facility shutdown for maintenance and expect gross margin may be similar to the second fiscal quarter.”

Dr. Pao further commented, “In the second fiscal quarter, our gross margin was 47%, or six percentage points lower sequentially, primarily due to the non-linear loading of our wafer fab and backend operations. With operating expense and other income/expense remaining at prior quarter levels, we were able to leverage the increased sales to improve operating profit. Our tax rate was 27% compared to 19% in the first fiscal quarter. Short term cash grew by $15,088,000, of which $13,700,000 resulted from redemptions at par value of two of our AAA rated student loan-backed auction rate securities and, aside from these redemptions, we generated $1,388,000 of cash from operating, investing and financing activities. We have remained profitable through the recent down period and have continued to generate positive cash flow.”

Forward-Looking Statements:

The industry in which we compete is characterized by extreme rapid changes in technology and frequent new product introductions. We believe that our long-term growth will depend largely on our ability to continue to enhance existing products and to introduce new products and features that meet the continually changing requirements of our customers. All statements contained in this press release that are not historical facts are forward-looking statements. They are not guarantees of future performance or events. They are based upon current expectations, estimates, beliefs, and assumptions about the future, which may prove incorrect, and upon our goals and objectives, which may change. Often such statements can be identified by the use of the words such as "will," "intends," "expects," "plans," "believes," "anticipates" and "estimates." Examples of forward-looking statements include our major customer’s increased estimates of LED TV sales for the balance of 2009 and next year, our expectation that other LED TV customers are ramping up as well, our expectation that demand for medical ultrasound products is beginning to rebound, our belief that sales in nearly all of our standard product target markets will grow in the third fiscal quarter, except that we anticipate custom processing service demand to be lower, our estimate that overall sales for fiscal 2010 third quarter will be approximately $16,500,000 to $17,500,000, our expectation that during the December quarter we will have a normal wafer fabrication facility shutdown for maintenance, and that gross margin may be similar to the second fiscal quarter.

These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. They are not guarantees of future performance or events but rather involve a number of risks and uncertainties including, but not limited to, whether our customers experience the demand we anticipate for their products based in part upon their input and our order backlog, whether the general economy continues to recover and whether demand for high end consumer products like LCD TVs continues to recover at the same time and rate, whether the designed performance of our devices satisfies our customers' requirements so that they continue to design our devices into their products, whether our devices perform to their design specification, whether competitors introduce devices at lower prices than our devices causing price erosion, whether we are successful in our R&D efforts, and whether we encounter production issues in device manufacturing or moving new products from engineering into production, as well as other risk factors detailed in our Form 8-K, 10-K, and 10-Q filings with the Securities and Exchange Commission. Due to these and other risks, our future actual results could differ materially from those discussed above. We undertake no obligation to publicly release updates or revisions to these statements that speak only as of this date.

Conference Call Details

The Company will host a conference call at 2:30 p.m. PDT (5:30 p.m. EDT) on October 20, 2009, following the earnings release.  President and CEO, Dr. Henry C. Pao, VP, Marketing, Ahmed Masood and VP, Finance & CFO, Phil Kagel, will present an overview of the second fiscal quarter, discuss current business conditions, and then respond to questions.

The call is available live for any interested party by dialing 800-894-5910 (domestic) or 785-424-1052 (toll, international) before the scheduled start time and using “Supertex” as conference ID. A recorded replay will be available for 30 days immediately following the conference call until 11:59 P.M. EST, November 19, 2009 at 800-695-2122 (domestic) and 402-530-9027 (toll, international).

About Supertex

Supertex, Inc. is a publicly held mixed signal semiconductor manufacturer, focused in high voltage analog and mixed signal products for use in the medical, LED lighting, imaging, industrial and telecommunications industries. Supertex product, corporate and financial information is readily available at our website: http://www.supertex.com.

For further information, contact Investor Relations at Supertex, Inc., 1235 Bordeaux Drive, Sunnyvale, California 94089, 408-222-8888 or visit our website at http://www.supertex.com.

Use of Non-GAAP Financial Information

To supplement our financial results presented in accordance with GAAP, we use the following non-GAAP financial measures: non-GAAP net income and diluted non-GAAP net income per share.  We present such non-GAAP financial measures in reporting our financial results to provide investors with an additional tool to evaluate our operating results. Because these non-GAAP measures are not calculated in accordance with GAAP, they may not necessarily be comparable to similarly titled measures employed by other companies. These non-GAAP financial measures should not be considered in isolation or as a substitute for comparable GAAP measures, and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

Our management uses each of the above non-GAAP financial measures internally to understand, manage and evaluate our business.  Our management believes it is useful for us and for investors to review, as applicable, both GAAP information, which includes employee stock-based compensation expense, and the non-GAAP measures, which exclude this information, in order to assess the performance of our core continuing businesses and for planning and forecasting in future periods.  Each of these non-GAAP measures is intended to provide investors with an understanding of our operational results and trends that more readily enables them to analyze our base financial and operating performance and facilitate period-to-period comparisons and analysis of operation trends.  Our management believes each of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making.

Our GAAP cost of sales and operating expenses include employee stock-based compensation determined in accordance with FAS 123R - Accounting for Stock Based Compensation.  Our non-GAAP financial measures reflect adjustments to exclude this employee stock-based compensation.  We believe cost of sales excluding stock-based compensation, R&D expense excluding stock-based compensation, and SG&A expense excluding stock-based compensation are useful information for investors because comparative differences in the corresponding GAAP measures for different periods may reflect factors such as a different stock price when equity awards were made and different equity award practices rather than changes in the operation of the business.  Stock options are the form of equity compensation we presently utilize and they are a key incentive we offer our employees. We believe they have contributed to the sales earned during the period and will contribute to our future sales generation.  Employee stock-based compensation expenses will recur in future periods.

SUPERTEX, INC.
CONSOLIDATED BALANCE SHEET INFORMATION
(unaudited)

	September 26, 2009	March 28, 2009
	(in thousands)
ASSETS
Cash and cash equivalents	$14,851	$24,244
Short term investments	63,065	33,294
Accounts receivable, net	8,646	8,115
Inventories, net	16,120	15,700
Deferred income taxes	7,625	7,625
Prepaid income taxes	4,588	4,588
Prepaid expenses and other current assets	2,154	1,654
Total current assets	117,049	95,220
Long term investments, net	68,634	79,496
Property, plant and equipment, net	7,655	8,473
Other assets	452	389
Deferred income taxes	4,448	6,726
TOTAL ASSETS	$198,238	$190,304

LIABILITIES
Trade accounts payable	$3,411	$2,934
Accrued salaries, wages and employee benefits	10,009	8,909
Other accrued liabilities	826	888
Deferred revenue	2,700	3,276
Income taxes payable	637	1,882
Total current liabilities	17,583	17,889
Income taxes payable, noncurrent	5,066	4,839
Total liabilities	22,649	22,728

SHAREHOLDERS' EQUITY
Common stock	61,933	59,549
Accumulated other comprehensive loss	(1,853)	(5,494)
Retained earnings	115,509	113,521
Total shareholders' equity	175,589	167,576
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$198,238	$190,304

SUPERTEX, INC.
CONSOLIDATED INCOME STATEMENT INFORMATION
(unaudited)

	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Net sales	$15,875	$23,453	$29,430	$46,204
Cost of sales(1)	8,474	10,164	14,899	20,164
Gross profit	7,401	13,289	14,531	26,040
Research and development(1)	3,604	3,802	7,609	7,839
Selling, general and administrative(1)	3,158	3,900	5,948	7,696
Income from operations	639	5,587	974	10,505
Interest and other income (expense), net	853	714	1,639	1,689
Income before income taxes	1,492	6,301	2,613	12,194
Provision for income taxes	409	1,752	625	3,205
Net income	$1,083	$4,549	$1,988	$8,989
Net income per share:
Basic	$0.08	$0.35	$0.15	$0.70
Diluted	$0.08	$0.35	$0.15	$0.70
Shares used in per share computation:
Basic	12,902	12,841	12,893	12,810
Diluted	12,987	12,966	12,977	12,928

(1) Includes amortization of employee stock-based compensation as follows:
Cost of sales	$196	$141	$344	$245
Research and development	$342	$324	$731	$619
Selling, general and administrative	$297	$211	$580	$480

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP RESULTS
(unaudited)

	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
GAAP net income	$1,083	$4,549	$1,988	$8,989
Adjustment for stock-based compensation included in:
Cost of sales	196	141	344	245
Research and development	342	324	731	619
Selling, general and administrative	297	211	580	480
Subtotal	835	676	1,655	1,344
Tax effect of stock-based compensation	(26)	(22)	(51)	(44)
Non-GAAP net income excluding employee stock-based compensation	$1,892	$5,203	$3,592	$10,289

Non-GAAP net income per share:
Basic	$0.15	$0.41	$0.28	$0.80
Diluted	$0.15	$0.40	$0.28	$0.80
Shares used in per share computation:
Basic	12,902	12,841	12,893	12,810
Diluted	12,987	12,966	12,977	12,928

SUPERTEX, INC.
SUPPLEMENTAL RECONCILIATIONS OF GAAP TO NON-GAAP INCOME PER SHARE
(unaudited)

	Three Months Ended		Six Months Ended
	(in thousands, except per share amounts)
	September 26, 2009	September 27, 2008	September 26, 2009	September 27, 2008
Shares used in per share computation: Diluted	12,987	12,966	12,977	12,928

DILUTED:
GAAP net income per share	$0.08	$0.35	$0.15	$0.70
Adjustments to reconcile net income to non-GAAP net income per share:
Employee stock-based compensation effects included in:
Cost of sales	0.02	0.01	0.03	0.02
Research and development	0.03	0.02	0.06	0.05
Selling, general and administrative	0.02	0.02	0.04	0.03
Provision for income taxes	(0.00)	(0.00)	(0.00)	(0.00)
Non-GAAP net income per share excluding employee stock-based compensation	$0.15	$0.40	$0.28	$0.80